United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 17, 2005

Westland Development Co., Inc.

(Exact name of registrant as specified in its charter)

New Mexico	0-7775	85-0165021
(State or other jurisdiction	Commission	IRS Employer
of incorporation)	File Number	Identification No.)

Registrant's telephone number, including area code 505-831-9600

N/A

(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13.2-4(c).

Section 8 - Other Events.

August 17, 2005 ALBUQUERQUE. The Board of Directors of Westland Development Co., Inc. announced today that it has reached an agreement in principle with an unaffiliated third party, pursuant to which the third party would acquire all issued and outstanding shares of Westland's common stock for a cash purchase price of $200.00 per share in a proposed merger transaction. The proposed merger is subject to, among other things, preparation of definitive documentation and approval by Westland's shareholders. There can be no assurance at this time that a final agreement will be reached or that the proposed merger will be consummated. Westland will announce additional details as they become available. This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are based upon the current belief and expectations of Westland's management and are subject to significant risks and uncertainties, including without limitation, the risk that a definitive agreement will not be reached; the risk that Westland's shareholders will not approve the proposed transaction; and the ability to obtain any required governmental approvals. If and when a definitive agreement is reached, Westland intends to file a proxy statement with the Securities and Exchange Commission in connection with the proposed transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2005

WESTLAND DEVELOPOMENT CO., INC.

____________________________________

Barbara Page, President